Exhibit 19.1
Edgewell Ethics -
Do the Right Thing!

Edgewell Personal Care Company Insider Trading Policy

Transactions in Company Securities

July 2023

LETTER FROM ROD LITTLE

Dear Teammates:

As a publicly owned corporation, Edgewell Personal Care Company is subject to various federal and state securities laws. The insider trading rules are perhaps the most publicized of these laws, and they can affect each of us directly. These laws apply to each director, officer and employee of the Company – no one is exempt.

You are urged to read this policy carefully and to contact the Edgewell Legal Department if you have any questions. The penalties for violating the insider trading rules can be very severe, and can be imposed against the offending individuals as well as the Company.

The securities laws are comprehensive and far-reaching. This pamphlet provides answers to some of the more common questions relating to trading in Company securities. However, it does not attempt to deal with all the subtleties that may be applicable to a particular individual or to an unusual situation or transaction.

Full compliance with the securities laws is both the policy of the Company and the legal obligation of its employees.

Rod R. Little
President and Chief Executive Officer Edgewell Personal Care Company

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EDGEWELL PERSONAL CARE COMPANY INSIDER TRADING POLICY
Purpose
The purpose of this policy is to ensure that Edgewell directors, officers and employees do not violate the insider trading laws by trading in securities of Edgewell or other companies while in possession or aware of material non-public information. Violations of insider trading laws can result in severe civil and criminal penalties to both Edgewell and the individuals involved.
Scope
This policy applies to the members of the Board of Directors and all officers and employees of Edgewell and its wholly-owned and majority-owned subsidiaries.
Policy
No “Insider Trading.” The U.S. securities laws prohibit you from buying or selling stock or other securities (bonds, debentures, etc.) if you possess or are aware of “material non-public” information about the issuer of those securities. This includes not only Edgewell securities but also securities of other companies (such as a customer, supplier or joint venture partner of Edgewell), as well as trading in derivatives. Edgewell has adopted this policy to assure that its directors, officers and employees do not buy or sell Edgewell stock or other securities while in possession or aware of “material non-public” information.

“Non-public” information is information that has not been publicly released or absorbed by the market. In order for information to become public, it must be widely disseminated and sufficient time must pass for it to become available in the market.

“Material” information is information that would influence a reasonable investor to buy, hold or sell a security. Either positive or negative information could be material. Information that could be material about Edgewell includes, among other things:

•Information related to upcoming earnings or losses, including changes in estimated earnings or write-offs
•Major financing developments
•Information related to default on any financial obligation or significant contract
•News related to potential or actual litigation, disputes, or governmental investigations
•News of a pending or proposed merger, acquisition, joint venture, restructuring, a significant sale of assets or the disposition of a subsidiary or joint venture
•News of a possible new significant customer or of a possible loss of a significant customer
•Information about the offering of debt or equity securities
•News of significant changes in senior management
•Important product developments or major technological advances or discoveries
•Substantial changes in accounting methods
•Labor disputes including strikes or lockouts

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If you have any doubt at all about whether you possess or are aware of any material non- public information, you should consult with Edgewell’s Chief Financial Officer or Chief Legal Officer prior to trading.
No Speculative Trading or Hedging Transactions. Directors, officers and employees or their designees shall not engage in speculative trading or hedging transactions in Edgewell securities. Edgewell policy prohibits directors, officers and employees and their designees from purchasing any financial instruments or entering into any other arrangements designed to hedge or offset any decrease in the market value of Edgewell securities. Directors, officers and employees may not:

Invest or trade in market-traded options — i.e., puts and calls; or

Purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Edgewell as part of the compensation of the director, officer or employee; or (2) held, directly or indirectly, by the director, officer or employee; or

Engage in "short-sales" — i.e., selling Edgewell stock not owned at the time of the sale; or

Speculate on relatively short-term price movements — i.e., engage in a purchase and sale of Edgewell stock within a short period of time;

Transfer funds into or out of Edgewell stock equivalent funds in Edgewell’s benefit plans while in possession or aware of material non-public information; or

Engage in any transaction that suggests the misuse of information that is unavailable to the general public.
No “Tipping.” Directors, officers and employees in possession or aware of material non-public information concerning Edgewell shall refrain from disclosing such information to other individuals until it has been publicly released by Edgewell, except as necessary in the course of employment or service on the Board. Directors, officers and employees may also disclose material non-public information to outside persons (such as attorneys, accountants and consultants), but only where necessary to accomplish Edgewell business. In such instances, there must be in place assurances that the outside party will maintain the confidentiality of the information and not use the information for trading purposes or to “tip” others.

You may not permit any member of your immediate family or anyone acting on your behalf to buy or sell securities that may be affected by the information. You may not publish material non-public information on publicly accessible sites on the Internet, such as chat rooms or bulletin boards.
No Margin Accounts or Pledges: Edgewell policy prohibits directors, officers and employees from purchasing Edgewell securities on margin, holding Edgewell securities in a margin account, or pledging Edgewell securities as collateral– without regard to whether you are in possession or aware of any material non-public information.

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Short Sales and Sales Against the Box: Edgewell policy prohibits directors, officers and employees from entering into a “short-sale” transaction (selling the stock before owning it) or a “sale against the box” transaction (loaning stock to another individual and receiving cash back as security for the loan) – without regard to whether you are in possession or aware of any material non-public information.

Puts, Calls and Market Options: Edgewell policy prohibits directors, officers and employees from entering into transactions involving market-traded puts or calls in Edgewell securities – without regard to whether you are in possession or aware of any material non-public information.

Investment Clubs: An Edgewell director, officer or employee in an investment club or similar syndicate arrangement may be deemed to impute his or her material non-public information to the club's investment committee or the other club members. Thus, trading in Edgewell securities by the investment club while the individual-member possesses or is aware of material non-public information may violate the insider trading rules.

Additional Restrictions on “Edgewell Insiders”
Closed Window Periods. The officers and members of the Board of Directors of Edgewell, and certain other Edgewell employees designated from time to time by Edgewell’s Chief Financial Officer and Chief Legal Officer, will be notified that they have been identified as having regular access to material confidential information about Edgewell, and will be considered “Edgewell Insiders.” As a result of their access to this material confidential information, Edgewell Insiders are prohibited from trading in Edgewell securities during the period beginning on the sixth business day of the last month of each fiscal quarter and continuing until the second business day following the issuance of Edgewell’s press release of its financial results for the reporting period that includes such calendar quarter (each of these periods called a “closed window period”). For example, if Edgewell releases its financial results for the second calendar quarter of a given year on Tuesday, April 27 and the following Wednesday and Thursday are business days, then Edgewell Insiders could trade in Edgewell securities beginning on April 29 of such year until
June 7 of such year. These periods are referred to as “open window” periods. However, even during these “open window” periods, an Edgewell Insider is prohibited from trading if the individual is aware of material non-public information about Edgewell.

Pre-Clearance for Edgewell Insiders. In addition to the prohibition on trading in a closed window period, Edgewell Insiders are required to pre-clear all trades in Edgewell securities with Edgewell’s Chief Financial Officer or Chief Legal Officer, even if not in possession or aware of specific material non-public information. An Edgewell Insider may not trade, even with pre- clearance, if he or she is actually in possession or aware of material non-public information.

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Trading Under a Pre-Planned Trading Program. Edgewell Insiders will be permitted to trade pursuant to Pre-Planned Trading Programs. A Pre-Planned Trading Program must be in writing and must meet the requirements of the rules of the SEC, as they may exist from time to time, for establishing that a transaction in a company’s securities was not made on the basis of material non-public information (currently contained in Rule 10b5-1). A Pre-Planned Trading Program may only be put into place or modified when the Edgewell Insider is not in possession or aware of material non-public information and must be in effect prior to the first day of the last month of then current quarter (i.e., an Edgewell Insider may establish a 10b5-1 Plan during the third fiscal quarter only prior to June 1). To assure compliance with this policy, Edgewell Insiders must obtain approval of Edgewell’s Chief Financial Officer or Chief Legal Officer and demonstrate compliance with the requirements of Rule 10b5-1 prior to establishing a Pre-Planned Trading Program.

Benefit Plan Transactions. Certain Edgewell employee benefit plan transactions are not of a speculative nature aimed at short-term profits and, therefore, Edgewell will permit Edgewell Insiders to take these actions even during a closed window period so long as the Edgewell Insiders do not possess and are not aware of material non-public information. The permitted actions are:

•Withholding by Edgewell of stock to pay the exercise price or withholding tax liability upon exercise of a stock option.
•Withholding by Edgewell of stock or delivery of already-owned Edgewell stock to pay withholding tax liability on shares of Edgewell stock issued as “restricted stock.”

Penalties
Under federal securities laws, insider trading can result in severe civil and criminal penalties, including fines of up to three times the profit gained or loss avoided, as well as imprisonment. Edgewell, as the employer, could also be liable for fines of $1 million or more as a result of an employee’s insider trading or tipping.

VIOLATIONS OF EDGEWELL’S INSIDER TRADING POLICY WILL BE CONSIDERED GROUNDS FOR DISCIPLINARY ACTION,
UP TO AND INCLUDING TERMINATION.

Administration of Policy
Any person who has any questions about specific transactions may obtain additional guidance from the Edgewell Legal Department. Edgewell reserves the right to amend and interpret this policy from time to time.

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QUESTIONS & ANSWERS

1.SOMEONE LEFT A DRAFT OF A PRESS RELEASE IN THE COPY ROOM ANNOUNCING A NEW JOINT VENTURE FOR EDGEWELL. MAY I PURCHASE EDGEWELL STOCK KNOWING THAT INFORMATION? MAY I PURCHASE STOCK IN THE OTHER COMPANY IF IT IS PUBLICLY TRADED?
No. If the joint venture is significant (and it probably is if Edgewell is issuing a press release) you may not purchase Edgewell stock or stock in the other company until it has been publicly announced. If you are in doubt about the significance of the joint venture, you should consult Edgewell’s Chief Legal Officer.
2.I HAVE INVESTED IN A MUTUAL FUND. ARE PURCHASES AND SALES OF EDGEWELL STOCK BY THE MUTUAL FUND COVERED BY THIS POLICY?
No. No violation of this policy occurs if a mutual fund in which you have made an investment buys or sells Edgewell stock while you are in possession or aware of material non-public information, because you have no control over the fund’s decision to buy or sell the securities, so long as Edgewell stock represents an insignificant portion of the mutual fund portfolio.
3.I KNOW THAT EDGEWELL IS GOING TO PLACE AN ORDER FOR A LARGE NUMBER OF MACHINES WITH ONE OF OUR VENDORS. THE VENDOR IS RELATIVELY SMALL AND THIS ORDER WILL BE VERY SIGNIFICANT FOR THEM. I WOULD EXPECT THE VENDOR’S STOCK PRICE TO RISE UPON NEWS OF THE ORDER. MAY I BUY STOCK IN THE VENDOR’S COMPANY?
No. You may not buy stock in the vendor until this information is known to the public. You learned the information in the course of your work for Edgewell and cannot trade on it until it is publicly known.
4.WHAT IF I HAVE VALID REASONS FOR TRADING?
Even if you have valid reasons for trading in Edgewell securities (such as selling stock to obtain cash for school tuition, pay medical bills or make a down payment on a new home), they will not excuse you from complying with the insider trading rules if you are in possession or aware of material non-public information.
5.CAN I EXERCISE OPTIONS GRANTED BY THE COMPANY?
If you engage in a “cashless” exercise in which a broker pays the exercise price, sells the shares acquired upon exercise, and then remits the net cash proceeds to you, the broker is, in effect, selling the shares on your behalf. If you are in possession or aware of material non-public information at the time, the sale would violate the insider trading rules.
However, if you were to use cash to pay the exercise price in full, you may exercise options granted by Edgewell, even if you are in possession or aware of material non- public information. Because you are acquiring the shares from Edgewell, there would

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not be a trade involving a third party that did not have access to the material non-public information.
6.WHAT ABOUT TRANSACTIONS IN COMPANY BENEFIT PLANS?
Deferral by Edgewell directors in the Edgewell stock equivalent fund of the Deferred Compensation Plan does not involve actual investment in shares of Edgewell stock. However, this policy prohibits a director from making transfers into or out of this fund if the director is in possession or aware of material non-public information. Elections to defer directors’ fees into this plan are not subject to this policy.
7.THE POLICY SAYS THAT I MAY NOT PERMIT ANY MEMBER OF MY IMMEDIATE FAMILY TO BUY OR SELL EDGEWELL STOCK WHILE I AM AWARE OF MATERIAL NON-PUBLIC INFORMATION. FOR THESE PURPOSES, WHO IS CONSIDERED TO BE PART OF MY IMMEDIATE FAMILY?
Your immediate family is any member of your family (spouse, children, grandchildren, siblings, parents, grandparents and in-laws) who shares your household, as well as any member of your family for whom you provide substantial financial support. These people may be presumed to have the same information you have and should not trade while you have material non-public information.

8.WILL A GIFT OF EDGEWELL COMMON STOCK VIOLATE THE INSIDER TRADING RULES?
A bona fide gift is not considered a sale of Edgewell stock for purposes of the insider trading rules. However, gifts to relatives, friends or business associates who quickly sell such shares may appear to circumvent the insider trading rules. The Edgewell Legal Department recommends that such transactions be avoided.
9.HOW DO I KNOW IF I AM AN EDGEWELL INSIDER?
You will be notified by Edgewell’s Chief Financial Officer or Chief Legal Officer or the Edgewell Legal Department if you have been identified as an Edgewell Insider. In general, Edgewell Insiders are employees in senior roles who have regular access to material confidential information about Edgewell.

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